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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                            AUGUST 30, 1996


                     JONES MEDICAL COMPLETES ACQUISITION OF
                            DANIELS PHARMACEUTICALS


St. Louis, MO - Jones Medical Industries, Inc. (NASDAQ: JMED) today announced the completion of the acquisition of Daniels Pharmaceuticals, Inc. of St. Petersburg, Florida, for approximately 2,960,000 shares of common stock.

Daniels Pharmaceuticals is a manufacturer of prescription pharmaceutical products, the largest of which is Levoxyl(R), a synthetic thyroid hormone for the treatment of hypothyroidism. Levoxyl(R) is reported to be the second most widely prescribed brand of levothyroxine in the United States, within a $300 million growing market dominated by Knoll Pharmaceutical Company's Synthroid(R). In 1995 Synthroid(R) was reported to be the third most widely dispensed drug by retail pharmacies in the United States. Levoxyl(R) was reported in 64th place, up from 91st in 1994. Levoxyl's(R) wholesale price is approximately 60 percent below Synthroid's(R) and has been growing approximately 30 percent each year, for the past five years, with trailing twelve month sales totaling $13 million.

Daniels other primary marketing activity is with five prescription veterinarian pharmaceuticals, the largest of which is Soloxine(R). Soloxine(R) is the Company's brand of levothyroxine for veterinarian use, which has been growing approximately 10 percent annually. Trailing twelve month sales of Soloxine(R) are $3.3 million, which represents approximately 85 percent of the veterinarian levothyroxine market. Soloxine(R) and Daniels other veterinarian products are marketed through all major veterinarian distributors throughout the United States and Canada. Recently Daniels has begun distributing Soloxine(R) in England.

Dennis Jones, Chairman and CEO of Jones Medical, said in commenting on the Daniels acquisition, "Daniels adds an important new dimension to Jones. It expands our franchise in endocrinology and provides our first direct physician sales force which we plan to leverage with additional products from possible future acquisitions."

For further information contact Investor Relations at (314) 576-6100.